Exhibit 99

                 TechTeam Global Announces Expanded Duties for
                      Chief Financial Officer David Morgan


       Marc Lichtman named Vice President and Chief Accounting Officer


    SOUTHFIELD, Mich., Aug. 3 /PRNewswire-FirstCall/ -- TechTeam Global, Inc., (Nasdaq: TEAM), a global provider of information technology and business process outsourcing support services, today announced that David W. Morgan, vice president of finance, treasurer, and chief financial officer, has been appointed to the additional position of vice president of business development, in addition to retaining his current responsibilities as corporate treasurer and chief financial officer.

    Concurrently, the Company announced that Marc J. Lichtman, global corporate controller, has been appointed vice president of accounting operations and the Company's chief accounting officer. In his new capacity, Lichtman will continue to report directly to Morgan, while Morgan will continue to report to the Company's president and chief executive officer, William F. Coyro, Jr.

    In his new position, Morgan, 45, will assume responsibility for the Company's global business planning and development activities, including mergers and acquisitions. Additionally, he will retain direct responsibility for the Company's investor relations activities as well as corporate treasury operations and management.

    In his new position, Lichtman, 37, will assume responsibility for the Company's global accounting operations, financial budgeting and forecasting processes, and SEC reporting activities.

    Prior to joining TechTeam in June 2002 as vice president of finance, treasurer, and chief financial officer, Morgan held the same positions at Entivity, Inc., an Ann Arbor, Michigan-based software development company, from 2001 to 2002, and at Clover Technologies, Inc., a data and video systems integration subsidiary of SBC Communications (NYSE: SBC), from 1998 until 2001. He enjoyed a successful 21-year career with AT&T and the Ameritech Corporation, serving in a variety of management-level positions in network operations, marketing, sales, finance, and accounting in Michigan and Illinois, including division controller of a $3 billion business unit of Ameritech from 1995 until 1998. Morgan is a 1980 graduate of the University of Michigan in Ann Arbor.

    Lichtman joined TechTeam in December 2003 as global corporate controller. Previously, he was a partner in the Assurance and Business Advisory Practice with the Ann Arbor, Michigan office of Arthur Andersen LLP, where he was employed from 1989 until 2001. Most recently Lichtman served as a principal with Ernst & Young LLP following the consolidation of Andersen's southeastern Michigan offices with Ernst & Young in 2002. While at Andersen, Lichtman performed audit and/or business advisory services for over 100 different organizations, primarily in the technology, manufacturing, and professional services industries. His clients ranged in size from smaller, privately-held, entrepreneurial start-up companies to publicly-held, multinational clients. Lichtman also provided technical consultation and guidance to local engagement teams in the areas of stock-based compensation, revenue recognition, and SEC reporting. Lichtman is a 1989 graduate of Michigan State University in East Lansing and a Certified Public Accountant. He is also a member of the Michigan Association of Certified Public Accountants.

    Commenting on these announcements, Dr. Coyro stated "We are delighted and grateful to have two finance professionals as experienced and talented as Dave Morgan and Marc Lichtman as part of our organization. Dave's diverse functional background and experience as a chief financial officer of a major subsidiary of a Fortune 50 company combined with Marc's experience as a partner with a former Big Five accounting firm have allowed them to make significant contributions to the success of TechTeam and they have been instrumental in the execution of our Company's successful business strategies."

    Coyro added, "With his expanded duties, Marc will assume responsibility for our global accounting operations and worldwide corporate budgeting and financial forecasting activities. In the relatively short time that Marc has been with TechTeam, he has been responsible for successfully reengineering TechTeam's accounting operations. This reorganization will also permit Dave to focus his energies on executing upon TechTeam's ambitious growth and business acquisition strategies while maintaining his responsibility for representing TechTeam to the investment community, a challenging duty at which he has proven very successful."

    TechTeam Global, Inc. is a global provider of information technology and business process outsourcing services. The Company's ability to integrate computer services into a flexible, total single point of contact solution is a key element of its success. Partnerships with some of the world's "best-in-class" corporations provide TechTeam with unparalleled experience and expertise in providing the following IT support solutions: help desk/call center services, technical staffing, professional services/systems integration, and training programs. For information about TechTeam Global, Inc. and its outstanding services call 1-800-522-4451.



SOURCE  TechTeam Global, Inc.
    -0-                             08/03/2004
    /CONTACT: William F. Coyro, Jr., President and Chief Executive Officer, +1-248-357-2866, wcoyro@techteam.com , or David W. Morgan, Vice President - Finance & Business Development, Treasurer, and Chief Financial Officer, +1-248-357-2866, dmorgan@techteam.com , both of TechTeam Global, Inc./
    /Web site:  http://www.techteam.com /
    (TEAM)

CO:  TechTeam Global, Inc.
ST:  Michigan
IN:  CPR
SU:  PER